EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2007 in the Registration Statement (Form S-1) and the related Prospectus of Orexigen Therapeutics, Inc. for the registration of shares of its common stock, to be filed with the Securities and Exchange Commission on or about January 7, 2008.

/s/ Ernst & Young LLP
San Diego, California
January 3, 2008